Exhibit 4.1

BY-LAW NO. 2

A by-law relating generally to
the transaction of the business
and affairs of

MEDICENNA THERAPEUTICS CORP.
(the “Corporation”)

DIRECTORS AND OFFICERS

1.	Calling of and Notice of Meetings - Meetings of the board shall be held at such place and time and on such day as the chair of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Quorum - Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors in office. A person participating in a meeting by means of telephonic, electronic or other communication facilities shall be deemed for the purposes hereof to be present at the meeting.

3.	Place of Meeting - Meetings of the board may be held in or outside Canada.

4.	Votes to Govern - At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote.

5.	Interest of Directors and Officers Generally in Contracts - No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

SHAREHOLDERS’ MEETINGS

6.	Quorum - Subject to the requirements of the Business Corporations Act, a quorum for the transaction of business at any meeting of the shareholders, irrespective of the number of persons actually present at the meeting, shall be one person present in person being a shareholder entitled to vote thereat or a duly appointed representative or proxyholder for an absent shareholder so entitled, and holding or representing in the aggregate not less than a majority of the outstanding shares of the Corporation entitled to vote at the meeting.

At such time as shares of the Corporation have been sold to the public, the quorum for the transaction of business at any meeting of the shareholders shall consist of at least two persons holding or representing by proxy not less than twenty-five (25%) percent of the outstanding shares of the Corporation entitled to vote at the meeting.

A person participating in a meeting by means of telephonic, electronic or other communication facilities shall be deemed for the purposes hereof to be present at the meeting.

7.	Nomination of Directors - Subject only to the Business Corporations Act and the Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which a special meeting was called was the election of directors:

i)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

iii)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for in this Section 7 and on the record date for the notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting, or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in this Section 7.

(a)	Timely Notice - In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the corporate secretary of the Corporation at the registered office of the Corporation in accordance with this Section 7.

(b)	Manner of Timely Notice - To be timely, a Nominating Shareholder’s notice to the corporate secretary of the Corporation must be made

(i)	in the case of an annual meeting of shareholders, not less than 30 prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date;

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day (the “Special Meeting Notice Date”) on which the first public announcement of the date of the special meeting of shareholders was made; and

(iii)	in the case of an annual meeting of shareholders or a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes) where notice-and-access is used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the meeting of shareholders; provided, however, that if the shareholders’ meeting is to be held on a date that is less 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, notice by the Nominating Shareholder shall be made, in the case of an annual meeting of shareholders, not later than the close of business on the tenth (10th) day following the Notice Date and, in the case of a special meeting (which is not also an annual meeting of shareholders)called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the Special Meeting Notice Date.

In the event of any adjournment or postponement of a meeting of shareholders, or a public announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described in this Section 7(b) shall apply using the date of the adjourned or postponed meeting or the date of a public announcement thereof, as the case may be.

(c)	Proper Form of Timely Notice - To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary of the Corporation must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the citizenship or residency status; (iv) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (v) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(ii)	as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any share of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws.

The Corporation may requires any proposed nominee to furnish such other information, including a written consent to act, as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(d)	Notice to be Updated - To be considered timely and in proper written form, a Nominating Shareholder’s notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice will be true and correct as of the record date for the meeting.

(e)	Eligibility for Nomination As A Director - No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 7; provided, however that nothing in this Section 7 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)	Terms - For purposes of this Section 7:

(i)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada, and all applicable securities laws of the United States.

(g)	Delivery of Notice - Notwithstanding any other provision of this Section 7, notice given to the corporate secretary of the Corporation pursuant to this Section 7 may only be given by personal delivery, facsimile transmission (at such contact information as set out on the Corporation’s issuer profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com) or by email (at such email address as stipulated from time to time by the secretary of the Corporation for the purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (at the address as aforesaid provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the registered offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Ontario time) on a day which is a business day, then such a delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(h)	Board Discretion - Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 7.

8.	Votes to Govern - At any meeting of shareholders every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chair of the meeting shall not be entitled a second or casting vote.

9.	Procedures at meetings - The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

10.	Postponement or cancellation of meetings - A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

VIRTUAL MEETING

11.	Directors and Shareholders - A meeting of the shareholders, of the board or of a committee of the board may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

INDEMNIFICATION

12.	Indemnification of Directors and Officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

13.	Indemnity of Others - Except as otherwise required by the Business Corporations Act and subject to paragraph 12, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another entity, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he served at the Corporation’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

14.	Right of Indemnity Not Exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

15.	No liability of Directors or Officers for Certain Matters - To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

DIVIDENDS

16.	Dividends - Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

17.	Dividend Cheques - A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

18.	Non-Receipt of Cheques - In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

19.	Unclaimed Dividends - Any dividend unclaimed after a period of six (6) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.

20.	Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

21.	Execution of Instruments - Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one officer or director and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in this by-law shall include without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

22.	Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

23.	Creation and Consolidation of Divisions - The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

24.	Name of Division - Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

25.	Officers of Divisions - From time to time, the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS

26.	Invalidity of Any Provisions of This By-Law - The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

27.	Share Certificates, Acknowledgements and Direct Registration System - Every shareholder of one or more shares of the Corporation shall be entitled, at the shareholder's option, to a share certificate that complies with the Business Corporations Act, or a non-transferable written acknowledgment that complies with the Business Corporations Act of the shareholder's right to obtain a share certificate from the Corporation in respect of the shares of the Corporation held by such shareholder in an amount as shown on the securities register of the Corporation. Any share certificate issued pursuant to this paragraph 35 shall be in such form as the board may from time to time approve, shall be signed by the Corporation in accordance with paragraph 21 and need not be under the corporate seal.

For greater certainty, but subject to paragraph 27, a registered shareholder may have his holdings of shares of the Corporation evidenced by an electronic, book-based, direct registration system or other non-certificated entry or position on the register of shareholders to be kept by the Corporation in place of a physical share certificate pursuant to such a registration system that may be adopted by the Corporation, in conjunction with its transfer agent. This by-law shall be read such that a registered holder of shares of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of shares evidenced by a physical share certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a share registration system by electronic, book-based, direct registration system or other non-certificated means.

28.	Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

INTERPRETATION

29.	Interpretation - In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended from time to time, or any act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 21.

Repeal

30.	Repeal - By-law No. 1 of the Corporation is repealed as of the coming into force of this by-law provided that such repeal will not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed will continue to act as if appointed by the directors under the provisions of this by-law or the Business Corporations Act until their successors are appointed.

DATED: July 31, 2020.